UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM SD

Specialized Disclosure Report

HANSEN MEDICAL, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33151	14-1850535
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices and zip code)

Christopher P. Lowe

Interim Chief Financial Officer

800 East Middlefield Road

Mountain View, CA 94043

(Name and address of agent for service)

(650) 404-5800

(Telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information applies:

☒	Rule 13p-1 under the Securities and Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2014.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

The information contained in Exhibit 1.01 of this Specialized Disclosure Report on Form SD is incorporated by reference herein and is available at http://investor-relations.hansenmedical.com/phoenix.zhtml?c=202676&p=irol-conflictminerals. Information on the Hansen Medical, Inc.’s website shall not be deemed to be a part of, or incorporated into, this report.

Item 1.02 Exhibits

The information contained in Exhibit 1.01 of this Specialized Disclosure Report on Form SD is incorporated by reference herein.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit Number	Description

1.01	Conflict Minerals Report of Hansen Medical, Inc. for the period January 1 to December 31, 2014, as required by Items 1.01 and 1.02 of this Form.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HANSEN MEDICAL, INC. (Registrant)

Date: June 1, 2015	/S/ CHRISTOPHER P. LOWE
Christopher P. Lowe
Interim Chief Financial Officer